    Exhibit 10.1

January 12, 2024

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between William W. Beard (“Mr. Beard”), and V2X, Inc. (“V2X”).

    WHEREAS Mr. Beard and V2X mutually desire to end Mr. Beard’s employment with V2X; and

    WHEREAS Mr. Beard and V2X desire to settle fully and finally, without admission of liability, any and all claims that Mr. Beard could bring against V2X;

    NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and to avoid the possibility unnecessary litigation, it is hereby agreed by and between the parties as follows:

1.End of Employment/Consideration. Mr. Beard and V2X agree that Mr. Beard’s employment with, and service as the Senior Vice President, Aerospace and Defense Services of V2X ended effective January 12, 2024. Mr. Beard shall be deemed to have resigned from all other positions with V2X and/or any of its affiliated entities that he holds.

a.Moreover, in full consideration of Mr. Beard’s execution of this Agreement and his agreement to be legally bound and abide by its terms, as well as his agreement to assist in any transition matters as requested by V2X, and subject to the terms below, V2X and Mr. Beard agree as follows:

i.V2X will pay to Mr. Beard the total sum of Four Hundred Eighty-Seven Thousand Five Hundred Dollars and Zero Cents ($487,500.00) (“Severance Pay”), which consists of thirteen (13) months of base pay, less required deductions, and withholdings to be paid in equal periodic installments aligned to the normal V2X payroll cycle.
ii.Mr. Beard shall be eligible for participation in applicable V2X employee welfare benefit plans that Mr. Beard participated in immediately prior to the end of his employment, at the level he participated in at that time, in accordance with the provisions of such plans and to the extent required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The duration of this participation shall be thirteen (13) months from the date his employment with V2X ends. V2X shall pay its share of the monthly premium per the Company’s contribution strategy for this coverage. Mr. Beard’s participation in all other employee benefit plans will cease on January 12, 2024.
iii.Mr. Beard understands that V2X will deduct from the monies described in paragraph 1.a.i, above, all federal, state, and local withholding taxes and other deductions V2X is required by law to make from payments to employees. After the termination of his employment, Mr. Beard understands that he is not entitled to any compensation or benefits or any other payment from V2X, including but not limited to any severance pay, commissions, termination allowance, notice pay or similar pay or allowance, other than as specifically provided in this Agreement.

iv.V2X agrees to make to Mr. Beard a lump sum payment for any accrued, unused Paid Time Off (“PTO”) in the form of a direct deposit on the first regular V2X payday, following the end of Mr. Beard’s employment. Mr. Beard will not continue to accrue PTO after the termination date of January 12, 2024.

v.Mr. Beard has been awarded Restricted Stock Units (“RSUs”) pursuant to the RSU Agreement dated July 5, 2022, of which 29,314 are currently outstanding. All 29,314 of these outstanding RSUs will vest as of the Effective Date. The terms and conditions of the Award Agreements pursuant to which the RSUs were awarded, including the restrictive covenants contained in the Appendices thereto, are incorporated herein by reference.

vi.Mr. Beard has been awarded 6,981 RSUs pursuant to an RSU Agreement dated March 10, 2023. These RSUs shall vest on a pro-rated basis as of the end of the performance period in accordance with the terms of the RSU Award Agreement. All unvested shares shall be forfeited as of the date of termination without the payment of any consideration.

vii.Mr. Beard has been awarded 6,981 Performance Stock Units (“PSUs”) pursuant to a TSR Award Agreement dated March 10, 2023 (the “TSR Award Agreement”). These PSUs shall vest on a pro-rated basis as of the end of the performance period in accordance with the terms of the TSR Award Agreement. All unvested shares shall be forfeited as of the date of termination without the payment of any consideration.

viii.The 8,209 Special Performance Restricted Stock Units that were granted to Mr. Beard on March 10, 2023, shall be forfeited as of the date of termination without the payment of any consideration.

b.The payments and benefits provided in this Section are inclusive of all claims Mr. Beard had, has, or may have had through the date of this Agreement for any alleged damages against V2X, including, but not limited to, any alleged claims for back pay, lost benefits, liquidated damages, physical injuries, emotional distress, attorney’s fees, and costs.

c.The payments provided above shall be governed by applicable federal, state, and local laws and regulations, including but not limited to all applicable tax laws, and Mr. Beard shall be solely responsible for the employee’s portion of any taxes, and liens, interest, and penalties that he might owe with respect to such payments. Mr. Beard acknowledges that he has obtained no advice from V2X or its attorneys and that neither V2X nor its attorneys have made any representations regarding the tax or other financial consequences, if any, regarding the payments provided for above. Mr. Beard shall indemnify V2X and hold V2X harmless for the employee’s portion of taxes, and all liens, penalties, interest, withholdings, amounts paid in settlement to any governmental authority, and expenses, including but not limited to, defense expenses and attorney fees, with regard to the payments.

d.Payment of the amounts described in paragraph 1.a shall not commence sooner than eight (8) days following Mr. Beard’s execution of this Agreement, provided that Mr.

Beard has not revoked this Agreement pursuant to paragraph 18, below, and no later than thirty (30) days from the date of his execution; provided, however, that the benefits described in paragraphs 1.a.v, vi and vii shall vest according to the terms of those paragraphs. Mr. Beard agrees that the payments and benefits described in paragraph 1.a.viii. are more than V2X is required to provide under its normal policies and procedures or by law.

2.Acknowledgments. By accepting the payments described in paragraph 1 of this Agreement, Mr. Beard acknowledges that he is agreeing to the terms set forth in this Agreement in return for V2X’s promise to provide his with money and benefits which he would otherwise not be entitled to receive. Further, Mr. Beard is representing, warranting, and agreeing that the following statements are true and correct:

a.V2X has paid Mr. Beard through the date of his signature below all wages, bonuses and other forms of compensation due to his for work performed on behalf of V2X, this than as described in this Agreement, including any overtime wages due his;

b.Except as otherwise provided in this Agreement, Mr. Beard is not entitled to receive compensation, fringe benefits, severance benefits or any other employee benefits or payments of any kind from V2X or its parent or affiliated companies, subsidiaries, divisions, related business entities;

c.V2X has properly provided Mr. Beard with leave for his or his family members’ health conditions and has not taken any adverse action against his as a result of his requesting or taking any such leave;

d.Mr. Beard has not suffered or incurred any workplace injury in the course of his employment with V2X on or before the date of his signature below, other than any injury that was made the subject of an injury report or workers’ compensation claim on or prior to the date of his signature below;

e.Mr. Beard is not currently aware of, does not have, and has not filed any complaint, charge, lawsuit, or other legal action that is now pending against V2X, or any other released party described in Section 3; and

f.Mr. Beard has had the opportunity to provide V2X with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of V2X or any other released party, including but not limited to: (i) gross mismanagement, (ii) gross waste of funds, (iii) abuse of authority, (iv) danger to public health or safety, or (v) violation of any law or regulation related to any federal agency contract or grant, and acknowledges that he is not aware of any such concerns, issues or violations; and

g.Mr. Beard shall seek written approval from V2X prior to entering into any transaction involving V2X securities, including the purchase or sale of any stock. Mr. Beard will no longer be subject to the requirement for prior approval before the purchase or sale of any such stock after three months following the termination of his employment. Mr. Beard is also subject to the securities laws and V2X’s “insider trading” policies in respect of any transaction Mr. Beard effects while in possession of material non-public information regarding such stock.

3.Release of Claims.

a.Payment of the amounts described in paragraph 1.a to Mr. Beard is accepted by his in full and final release and settlement of any and all claims which he may have against V2X and each of its predecessors, subsidiaries, associates, affiliates and equity holders (including, for the avoidance of doubt, Vertex Aerospace Services Holding Corp., Andor Merger Sub, LLC and Vertex Aerospace Holdco LLC), and each of its and their respective former or current directors, managers, officers, employees, trustees, agents, attorneys, representatives, affiliates, subsidiaries, divisions, related business entities, general or limited partners, members, stockholders, equity holders, controlling persons, successors and assigns, or anyone employed by any of them or acting on any of their behalf, as well as insurers and reinsurers (collectively “Releasees), relating to his employment and/or separation from employment with V2X and which arise on or before the date of his signature below; provided, however, that it does not include any claim for workers compensation. The claims which he hereby releases and settles include, but are not limited to:

i.any claim of alleged discrimination, harassment, retaliation or failure to accommodate, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the Rehabilitation Act, the Genetic Information Non Discrimination Act, any amendments to the foregoing, or any other federal, state, or local statute, regulation, or ordinance related to any aspect of employment;

ii.any claim of negligence, breach of an express or implied employment contract, violation of public policy, wrongful discharge, conspiracy, fraud, infliction of emotional distress, mental or physical injury, or defamation;

iii.any claim for benefits under any of V2X’s employee benefits plans;

iv.any claim for wages, bonuses, commissions, vacation pay, sick pay, severance or compensation of any kind other than those specified in this Agreement, including any claim for amounts payable to Mr. Beard in respect of any bonus and/or incentive plan of V2X for the year of his termination from employment or any prior period;

v.any claim or violation under any other federal, state, or local statute or common law that may apply in the context of Mr. Beard’s employment with V2X, including, but not limited to, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the federal Worker Adjustment and Retraining Notification Act (WARN Act) or any other or any similar state or local law governing plant closings or mass layoffs; and

vi.any claim for reinstatement, equitable relief, or damages of any kind whatsoever.

b.Mr. Beard also specifically understands that he is releasing any claim he might have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., which prohibits discrimination on the basis of age forty or older.

c.Mr. Beard understands that he is releasing potentially unknown claims, and that he has limited knowledge with respect to some of the claims being released. Mr. Beard acknowledges that these is a risk that, after signing this Agreement, he may learn information that might have affected his decision to enter into this Agreement. Mr. Beard assumes this risk and all other risks of any mistake in entering into this Agreement. Mr. Beard agrees that this release is fairly and knowingly made.

d.The release of claims set forth above does not affect Mr. Beard’s vested rights in and to any welfare or qualified retirement benefit plan to which he may be entitled. In addition, the release of claims set forth above does not apply to claims that cannot be released by private agreement; claims for worker’s compensation or unemployment benefits; or claims that arise after the date on which he signs this Agreement.

4.Covenant Not to Sue and Waiver of Additional Remedies. As further consideration for V2X’s payment to Mr. Beard, he agrees that he will not institute any court proceeding in order to pursue any claim that he has released in paragraph 3 hereof. Nothing in this Agreement, including the provisions of paragraphs 3, 6, 7, and 8 hereof and any and all of his other covenants herein, shall be construed to prevent Mr. Beard, in good faith, from challenging the validity of this Agreement under the ADEA or the Older Worker Benefit Protection Act or from filing a lawsuit of discrimination with, reporting – without prior notice to or consent from – possible waste, fraud, abuse, occupational injury or illness, or violations of any law or regulation to, providing supporting information or documents to, and/or participating in an investigation or testifying in any proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, OSHA, and/or any other similar local, state, or federal administrative agency charged with the enforcement of any laws. Nothing in this Agreement precludes Mr. Beard from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding V2X, its agents, or employees, when Mr. Beard has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, in accordance with his release of claims in paragraph 3 of this Agreement, Mr. Beard waives his right to recover any individual relief (excluding the consideration provided to his under this Agreement, but including backpay, front pay, reinstatement, or other legal or equitable relief) in any lawsuit, complaint, or lawsuit or other proceeding brought by his or on his behalf by any third party, except where such a waiver of individual relief is prohibited by law and except for any right he may have to receive a bounty payment or other award from a government agency (and not V2X or any released parties) for information provided to the government agency. Further, Mr. Beard retains the right to challenge the knowing and voluntary nature of this Agreement under the Older Worker’s Benefit Protection Act (“OWBPA”) and the ADEA before a court, the EEOC, or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Notwithstanding Mr. Beard’s confidentiality and non-disclosure obligations in this Agreement, Mr. Beard understands that as provided by the Federal Defend Trade Secrets Act, he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.Opportunity to Consider the Agreement and Consult an Attorney. Mr. Beard acknowledges that he has been and is in connection with this Agreement advised by V2X to consult his own attorney prior to deciding whether to accept this Agreement and that he was afforded a period of twenty-one (21) days to consider this Agreement and to decide whether to accept it. Mr. Beard further acknowledges that no representative of V2X ever stated or implied that he had less than twenty-one (21) days to consider this Agreement. Mr. Beard also acknowledges that, to the extent he decided to sign this Agreement prior to the expiration of the full twenty-one (21) day period, such decision was knowing and voluntary on his part and was in no way coerced by V2X. To the extent any changes were made in this Agreement as a result of discussions taking place after the date this Agreement was first provided to Mr. Beard, he and V2X agree that such changes, whether material or not, did not restart the running of the period of twenty-one (21) days to consider this Agreement.

6.Non-Disparagement.

a.Mr. Beard agrees not to make, now or at any time in the future, any disparaging statements concerning V2X, or any person associated with V2X that he is aware of, including any officer, partner, director, member, employee, expert, or legal representative of V2X, concerning their respective activities that he is aware of, or concerning their respective officers, trustees, directors, employees, representatives, products or services that he is aware of, to the press, to the respective present or former employees of V2X or any affiliate that he is aware of, or to any individual or entity with whom or which V2X has a working or business relationship that he is aware of, including, but not limited to, V2X’s respective customers, clients, suppliers, and distributors, or to any other person or entity that he is aware of, where such comment or statement could affect adversely the conduct of V2X’s or any affiliate’s business or their respective reputations. This paragraph does not prohibit giving information to a government agency. In the event of a conflict between the provisions of this paragraph and those of Section 4, Section 4 shall govern.

7.Mutual Nondisclosure Obligation.

a.The Parties agree that the terms of this Agreement and the amounts paid pursuant to this Agreement are STRICTLY AND COMPLETELY CONFIDENTIAL and shall not be disclosed to any person or entity except as expressly permitted in this paragraph. The Parties shall make no reference to this Agreement or the termination of Mr. Beard’s employment on social media. The Parties further represent that they have not, as of the date of this Agreement, disclosed the terms of this Agreement or the amount of the payments identified in this Agreement, except as would have been authorized by this Agreement.

b.Notwithstanding the foregoing provisions of this paragraph, the Parties shall be entitled to disclose the facts and terms of this Agreement: (i) to their respective attorneys, financial advisers, or accountants, and in the case of the V2X, to the members of the Board of Directors and/or any V2X employee who in his/his/their official capacity has reason to know about the Agreement; (ii) to a government agency and/or a verified contractor of a government agency and/or any applicable regulatory entities; (iii) in response to a valid and enforceable subpoena; (iv) as otherwise required by law; or (v) in connection with a dispute arising out of this Agreement. In addition, Mr. Beard may disclose the facts and/or terms of this Agreement to members of his family.

c.If Mr. Beard is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, Mr. Beard shall notify V2X, in writing via facsimile, email or overnight mail, within forty-eight (48) hours of his receipt of such court order or subpoena, and simultaneously provide V2X with a copy of such court order or subpoena. The notice shall be delivered to Jo Ann Bjornson, Chief Human Resources Officer, V2X, Inc., 7901 Jones Branch Drive, Suite 700, McLean, Virginia, 22102. Mr. Beard agrees to waive any objection to V2X’s request that the document production or testimony be done on camera and under seal.

d.In the event there is any litigation to enforce this Agreement, the prevailing party in a court of competent jurisdiction will be awarded his/its costs, expenses and reasonable attorneys’ fees in addition to any monetary recovery.

8.Confidentiality of Information. Mr. Beard acknowledges that, as an employee of V2X, he had access to and possesses confidential information and proprietary business information about V2X, and its respective clients, licensors, and suppliers (collectively “Confidential Information”), which information is the property of V2X and not generally known or available to the public. Confidential Information includes, without limitation, V2X’s professional, technical and administrative manuals, associated forms, processes and computer systems (including hardware, software, database and information technology systems); marketing, sales and business development plans and strategies; client and prospect files, lists and materials; V2X’s sales, costs, profits and other financial information; short- and long-term strategy information; and human resources strategies. Mr. Beard agrees that, except as otherwise may be required by law, and only as permitted by paragraphs 4 and 7 of this Agreement, he will not divulge, communicate, or in any way make use of any Confidential Information acquired in the performance of his duties for V2X and maintained as such by V2X. Nothing in this Agreement is intended to or will be used in any way to limit Mr. Beard’s rights to make truthful statements or disclosures regarding unlawful employment practices.

9. Non-Competition and Non-Solicitation.

        a.    Noncompete. For a period of one year after the date Mr. Beard’s employment with V2X ends, he will not provide services to a Competitor in any role or position (as an employee, consultant or otherwise) within or related to the Restricted Area that would involve Competitive Activity.

    b.    Customer Nonsolicit. For a period of one year after the date Mr. Beard’s employment with V2X ends, he will not, directly or through assistance to others, participate in soliciting a Covered Customer for the benefit of a Competitor, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with V2X.

    c.    Employee Nonsolicit. For a period of one year after the date Mr. Beard’s employment with V2X ends, he will not, for the benefit of a Competitor, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment of V2X or assist a Competitor in efforts to hire a Covered Employee.

    d.    Definitions & Understandings. For purposes of the foregoing Restrictive Covenants, the following definitions and understandings will apply:

        i.    “Competitor” refers to a person or entity who is engaged in V2X’s business and/or provides (or is planning to provide) Competitive Products in the markets whise V2X does business.
        ii.    “Competitive Activity” means job duties or other business-related activities (as an employee, consultant, director, partner, owner or otherwise) that involve the performance of services that are the same as or similar in function or purpose to those Mr. Beard performed, supervised or managed for V2X in the Look Back Period.

        iii.    “Competitive Product” means goods or services of the type conducted, authorized, offered, or provided by V2X within two years prior to the termination of Mr. Beard’s employment that V2X remains in the business of providing and that would displace business opportunities for V2X’s goods or services (existing or under development) that Mr. Beard had involvement with.

        iv.    “Covered Customer” means a customer of V2X that Mr. Beard had material contact with or was provided Confidential Information about during the Look Back Period. Unless it would make the applicable restriction unenforceable, customers will be presumed to include active customer prospects as of the date Mr. Beard’s employment with V2X ended that he had material contact with.

        v.    “Covered Employee” means an employee that Mr. Beard worked with, gained knowledge of, or was provided Confidential Information about as a result of his employment with V2X during the Look Back Period. ‘

        vi.    “Look Back Period” means the last two (2) years of Mr. Beard’s employment with V2X (including any period of employment with a predecessor entity acquired by V2X) or any lesser period of his employment if employed less than two years.

        vii.    “Restricted Area” is each geographic territory or region assigned to Mr. Beard in the Look Back Period, or if his area of responsibility was not limited to a specific assigned territory or region then each state (or state equivalent) and county (parish or other county equivalent) within the United States where V2X did business during the Look Back Period that Mr. Beard had any material involvement in or was provided Confidential Information about, or if this geography is not enforceable then such other geographic area as may be the maximum permissible geographic area of enforceability of the covenant to which the Restricted Area applies. Unless Mr. Beard can prove otherwise by clear and convincing evidence, a reasonable Restricted Area shall be presumed to include, at a minimum, the state(s) and county(s) within the United States that Mr. Beard actively worked in during such the Look Back Period, and the states and counties where the Covered Customers and Company both do business.
10.Return of Property. By signing this Agreement, Mr. Beard agrees and represents that he has either already returned to V2X, or will do so to the extent he has not already done so, all documents, equipment and other materials belonging to V2X, or otherwise containing Confidential Information, that is in his possession or under his control, including but not limited to any information in any tangible form (any documents, memoranda and/or files, faxes, and any means of data storage such as computer disks, CDROMS and the like, and all copies thereof), concerning V2X or its businesses, employees, clients and/or projects, and any keys, credit cards, equipment, computers, portable telephones, identification cards, books, notes, and any other property of V2X. Mr. Beard agrees that all memoranda, notes, records, or other documents compiled by his or made available to his during the term of his employment with V2X concerning its businesses or customers is its property, whether or not confidential, and has been returned by Mr. Beard to V2X. Mr. Beard further agrees that he shall not be entitled to any payments pursuant to this Agreement until such equipment and materials have been returned to V2X.

11.Unemployment Insurance, Future Employment. V2X agrees that it will not oppose any application by Mr. Beard for unemployment benefits. Mr. Beard agrees that he will not now or at any time in the future seek employment with V2X, and if for some reason he does so, V2X is entitled to reject any such application without any recourse by Mr. Beard.

12.Disqualifying Conduct. If Mr. Beard, in any material way: (i) breaches the terms of this Agreement; (ii) fails to comply with V2X’s Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property executed by Mr. Beard or improperly utilizes V2X’s confidential or proprietary information or breaches paragraph 8 of this Agreement; (iii) fails to comply with applicable provisions of the V2X Code of Corporate Conduct or applicable policies; (iv) breaches any provision of the applicable Award Agreements referred to in paragraph 1, above; or (v) engages in fraud, misfeasance or malfeasance, as determined in the sole discretion of V2X (collectively, “Disqualifying Conduct”), then the PSUs identified in paragraph 1.a.v shall be immediately forfeited. Because of certain language in the OWBPA and associated regulations, and even though Mr. Beard is releasing claims under the ADEA and the OWBPA, this forfeiture does not apply to any challenge Mr. Beard may make to the knowing and voluntary nature of this Agreement under the ADEA and the OWBPA. Moreover, V2X will have no further obligation to make any other payments or benefits described in this Agreement, other than those to which Mr. Beard may be entitled. And, in the event that V2X has to file suit or take other action to recover any such payment, Mr. Beard will also be liable to V2X for the legal fees incurred by V2X.

13.Medicare Status and Satisfaction of Any Medicare Reimbursement Obligations

a.Mr. Beard represents and warrants that Mr. Beard is not enrolled in the Medicare program, was not enrolled in the Medicare program at the time of the Released Matters or anytime thereafter through the date of this Release, and has not received Medicare benefits for medical services or items related to the Released Matters. Mr. Beard understands that Releasees have requested certain personal information of Mr. Beard, including Mr. Beard’s Social Security Number, to meet Releasees’ reporting obligations under Section 111 of MMSEA. Mr. Beard has chosen not to provide such information to Releasees and agrees in paragraph 3 above to indemnify Releasees for any penalties or claims resulting from Releasees’ inability to report this settlement as may be required by law.

b.Mr. Beard represents and warrants that Mr. Beard has not received any medical services or items related to, arising from, or in connection with the Released Matters.

c.Mr. Beard acknowledges and agrees that it is Mr. Beard’s responsibility pursuant to this Release, and not the responsibility of Releasees, to reimburse Medicare for any Conditional Payments made by Medicare on behalf of Mr. Beard as of the date of this Agreement or in the future.

14.No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing, violation of any federal, state, or local law, or violation of any V2X policy or procedure by V2X or any of its divisions, affiliates or any of their respective officers, directors, employees or Mr. Beard.

15.Entire Agreement. This Agreement, along with the attachments and other V2X policies and agreements referred to herein, and any other agreement applicable to Mr. Beard, including but not limited to the Award Agreements referred to in paragraph 1a, above, sets forth the entire agreement between Mr. Beard and V2X relating to his employment with and separation from V2X; provided, however, that if there is a conflict between any of these other policies and/or agreements and this Agreement, the terms of this Agreement shall govern the parties. Mr. Beard acknowledges that in entering into this Agreement he has not relied upon any representation, oral or written, not set forth in this Agreement.

16.Severability. By signing this Agreement, Mr. Beard acknowledges that he understands that in the event that any provision contained herein, except paragraphs 3 and 4, becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision. In the event that paragraph 3 and/or paragraph 4 is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall be deemed null and void, and he agrees to re-pay to V2X the payment provided to his in this Agreement.

17.Cooperation. By signing this Agreement, Mr. Beard agrees to reasonably cooperate with V2X and its attorneys in the prosecution and/or defense of any legal action wherein V2X is a party and that involves any facts or circumstances arising during the course of his employment with V2X, including its subsidiaries and affiliated entities. Such cooperation includes, but is not limited to, meeting with V2X’s attorneys at reasonable times and places to discuss his knowledge of pertinent facts, appearing as required at deposition, arbitration, trial, or other proceeding to testify as to those facts and testifying to the best of his abilities at any such proceeding. Mr. Beard will be reimbursed for all reasonable costs and expenses incurred during his cooperation. Mr. Beard also agrees that, for a period of six months after his employment with V2X ends, he will make herself reasonably available to V2X for any assistance with transition issues as is needed by V2X. Mr. Beard will not be compensated for any such time.

18.Right to Revoke Agreement. Mr. Beard understands and agrees that he: (a) has carefully read and fully understands all of the provisions of this Agreement; (b) has been given a full twenty-one (21) days within which to consider this Agreement before executing it; (c) is, through this Agreement, releasing V2X, and the parties identified in paragraph 3, from any and all claims he may have against them, to the maximum extent permitted by law; (d) knowingly and voluntarily agrees to all of the terms set forth in this Agreement; (e) knowingly and voluntarily intends to be legally bound by this Agreement; (f) had the opportunity to consult with an attorney before executing this Agreement; (g) had a full seven (7) calendar days following his execution of this Agreement to revoke this Agreement; (h) understands that rights or claims under the ADEA that may arise after the effective date of this Agreement are not waived; and (i) understands that this Agreement shall not become effective or enforceable until the Effective Date, which is the first calendar day after the expiration of the seven-day revocation period described above. No money and/or benefits payable solely by virtue of this Agreement shall be made during the seven-day revocation period. In order to revoke this Agreement, Mr. Beard must deliver or cause to be delivered to Jo Ann Bjornson, at the address identified in paragraph 7(c), above, an express written revocation, no later than 11:59 p.m. EDT on the seventh calendar day following the date Mr. Beard signs this Agreement.

19.No Reliance. Mr. Beard acknowledges that he has had the opportunity to conduct an investigation into the facts and evidence relevant to his decision to sign this Agreement. Mr. Beard acknowledges that, in deciding to enter into this Agreement, he has not relied on any promise, representation, or other information not contained in this Agreement, and also has not relied on any expectation that V2X has disclosed all material facts to his. By entering into this Agreement, Mr. Beard is assuming all risks that he may be mistaken as to the true facts, that may have been led to an incorrect understanding of the true facts, or that facts material to his decision to sign this Agreement may have been withheld from his. Mr. Beard will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of the foregoing, however, will affect his right to challenge the validity of this Agreement under the Older Worker Benefit Protection Act.
20.Authority.

a.Mr. Beard represents and warrants that he has all necessary authority to enter into this Agreement (including, if he is married or in a domestic partnership, on behalf of his marital community or domestic partnership community) and that he has not transferred any interest in any claims to his spouse or domestic partner or to any other third party.

b.This Agreement shall be binding upon and inure to the benefit of Mr. Beard and V2X and their respective heirs, executors, successors, representatives, and agents.

21.Choice of Law. This Agreement shall be governed and interpreted by the laws of the Commonwealth of Virginia, without regard to any conflict of laws principles that would apply another jurisdiction’s laws. The parties also agree that any action to enforce this Agreement shall be brought exclusively in a court located in Virginia encompassing the geographic area of V2X’s headquarters office. The parties consent to the personal jurisdiction of any such court, and waive any objections to lack of personal jurisdiction or inconvenience of this forum.

22.Compliance with IRC 409A. This Agreement is intended to comply with I.R.C. Section 409A and will be interpreted in a manner intended to comply with Section 409A. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. If, as of the last day worked by Mr. Beard, he is a “specified employee” as defined in Section 409A and the deferral of any other payment or commencement of any other payments or benefits otherwise payable by V2X to Mr. Beard as a result of Mr. Beard’s separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then V2X will defer the commencement of the payment of any such payments or benefits until the date that is six months following his last day of employment.

23.Effective Date. This Agreement shall be effective on the first day after the expiration of the seven-day expiration period described above (the “Effective Date”).

24.Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on a faxed or electronic copy of the Agreement or a signature transmitted by facsimile or email shall have the same effect as an original signature.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS
A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

V2X, Inc.                        William W. Beard

/s/ Jo Ann Bjornson                    /s/ William W. Beard
Jo Ann Bjornson

1/23/24__________                    1/12/24_______
Date                            Date